Intrepid Potash Announces Fourth Quarter and Full-Year Results
Achieves Annual Record for Potash Tons Sold
Provides 2015 Outlook

DENVER, February 18, 2015 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) today reported its financial results for the fourth quarter and full year 2014 and provided its 2015 outlook.

Significant Highlights

•	Achieved record annual potash sales volume of 915,000 tons, up 32% from 2013

•	Sold 182,000 tons of Trio® in 2014, up 48% from 2013

•	Both potash and Trio® prices were 3% higher per ton than the fourth quarter of 2013 and have increased sequentially for the past three quarters

•	Fourth quarter net income was $5.8 million, or $0.08 per diluted share; full year was $9.8 million, or $0.13 per diluted share

•	Adjusted net income[1] for the fourth quarter was $5.1 million, or $0.07 per diluted share; full year was $8.4 million, or $0.11 per diluted share

•	Adjusted EBITDA[1] for the fourth quarter was $29.4 million; full year was $95.3 million

•	In 2014, cash flow generated from operations totaled $127.5 million; cash used for capital expenditures was $61.8 million

•	Cash, cash equivalents, and investments totaled $89.9 million at December 31

"We achieved record sales volumes this year while pricing was on the rise and our price advantage was at historic highs. This success drove the free cash flow1 generation we promised for the year," said Intrepid's Executive Chairman, President and CEO Bob Jornayvaz. "In 2015, despite potential softness in the market, we expect that there will be more than enough U.S. potash demand to allow us the distinct advantage of selling all of our production into the best margin and cash flow opportunities across our diverse customer base.”

Product Highlights

Potash

The demand trends across the three major markets Intrepid serves remained strong during the fourth quarter leading to sales of 210,000 tons. For the full year, sales volume was 915,000 tons,

a 32% increase from 2013 and a single year sales volume record. Intrepid's diverse markets and its close-to-the-customer strategy resulted in an average net realized sales price per ton1 in the fourth quarter of $348, a 3% increase from the fourth quarter of 2013.

Fourth quarter cash operating costs1 of $192 per ton, were better by $32 year over year and $12 sequentially. Cost of goods sold per ton in the fourth quarter was $18 less year over year, but increased $19 for the full year. Depreciation and depletion increased by $15 and $17 per ton during the fourth quarter and full year, respectively, as a result of the recent capital investments.

The higher average net realized sales price, together with better operating costs, generated an average potash gross margin1 in the fourth quarter of $54 per ton and cash flow per ton1 of $127. This cash flow per ton outperformed last year's fourth quarter by $46.

Trio®

Intrepid's Trio® remains a highly sought after specialty product. Fourth quarter sales volume of 41,000 tons increased 52% while full year volume of 182,000 tons was up 48% from the same periods in 2013. The average net realized sales price for Trio® has trended upward for the past three quarters to $354 a ton, a 3% increase from the fourth quarter of 2013.

Increasing Trio® production is a key focus for Intrepid as customers are requesting to buy more product than is currently being produced. Although full year production of 160,000 tons trailed last year, fourth quarter's production of 51,000 tons did extend the positive trend the team has been able to establish. While quarterly run rates will vary, this fourth quarter achievement represents increases of 52% sequentially and 24% year-over-year and demonstrates the progress made towards higher Trio® production. Importantly, Intrepid’s focus on obtaining higher conversion rates of standard Trio® into higher margin Trio® Premium proved successful. In 2014, premium production was more than 150% greater than 2013 production.

Trio® cash operating costs were $167 per ton in the fourth quarter, a $58 improvement from the comparable period in 2013. Full year cash operating costs were $194 per ton, ahead of last year's cash operating costs by $7 per ton. Per ton cost of goods sold for the fourth quarter and full year were also improved compared with 2013.

Reflecting the positive pricing and costs trends, Trio® contributed more gross margin and cash flow per ton in the fourth quarter and 2014 compared to the same periods in the previous year. Gross margin per ton for the fourth quarter was $99 and for the full year it was $68. Cash flow per ton was $153 in the fourth quarter, up $65 from a year ago, and for the full year, it was up $9 from 2013 to $127.

Market Conditions and Outlook

The market conditions that supported the strong fourth quarter potash and Trio® sales and pricing have continued into the first quarter of this year. Visibility into the first half of 2015 suggests sustained potash sales volume at prices stable to the fourth quarter level and robust Trio® sales with improving pricing. During the second half of 2015, potash demand and pricing are expected to be under pressure, while Trio® sales are forecast to remain solid with strong pricing. Intrepid is well positioned to sell all of its potash and Trio® production during this year. Despite forecasts for less U.S. potash demand, Intrepid serves a market that consumes nearly 10 times Intrepid's annual potash production. Demand for Trio® currently exceeds production and availability in the market.

Intrepid's sales volume mix is likely to shift to more agricultural and feed customers from industrial customers due to declining oil and gas rig counts. Intrepid, through its recent investments to have the capability to granulate all of its production, has the flexibility to match production of granulated and non-granulated potash to meet the changing demand profile across these end markets. This shift away from industrial sales has the potential to pressure the average net realized sales price.

Potash sales volume this year is expected to approximate production volume as Intrepid entered 2015 with low inventory levels after the record sales volumes in 2014. The 2015 production and cost outlooks are similar to 2014 levels as a result of reduced solar production from the Wendover facility due to abnormally high precipitation during 2014 that supported below average evaporation rates. Per ton cash operating costs and cost of goods sold for potash are expected to improve in the second half of 2015. This trend incorporates the positive production mix shift to more low cost solar solution tons in the second half of this year including the continued ramp-up of the HB mine. The HB mine remains on track to achieve full production levels in 2016.

The 2015 forecast is for an effective tax rate of approximately 20% to 25%, with minimal cash used for tax expenses.

	First-Half	Second-Half	Full-Year
	2015	2015	2015
Potash
Production (tons)	390,000 - 410,000	460,000 - 490,000	850,000 - 900,000
Sales (tons)	405,000 - 425,000	425,000 - 445,000	830,000 - 870,000
Cash operating costs ($/ton)	$200 - $215	$190 - $205	$195 - $210
Total COGS ($/ton)	$285 - $300	$275 - $290	$280 - $295

Trio®
Production (tons)	75,000 - 90,000	80,000 - 95,000	155,000 - 185,000
Sales (tons)	90,000 - 105,000	85,000 - 100,000	175,000 - 205,000
Cash operating costs ($/ton)	$165 - $180	$170 - $185	$170 - $185
Total COGS ($/ton)	$240 - $255	$240 - $255	$240 - $255

Other
Interest expense	$3.0 - $3.5 million	$3.0 - $3.5 million	$6.0 - $7.0 million
Depreciation, depletion, and accretion	$37.5 - $42.5 million	$37.5 - $42.5 million	$75.0 - $85.0 million
Selling and administrative expense	$13.5 - $15.0 million	$13.5 - $15.0 million	$27.0 - $30.0 million
Cash paid for capital investments	not provided	not provided	$40.0 - $50.0 million

Notes

1 Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), average net realized sales price per ton, per ton cash operating costs, per ton average gross margin, cash flow per ton and free cash flow are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for February 19, 2015, at 10:00 a.m. ET. The dial in number is 800-319-4610 for U.S. and Canada, and is +1-631-982-4565 for other countries. The call will also be streamed on the Intrepid website, www.intrepidpotash.com.

An audio recording of the conference call will be available through March 19, 2015, at www.intrepidpotash.com and by dialing 800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 763324.

About Intrepid

Intrepid (NYSE: IPI) is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash, which is essential for healthy crop development; and Trio®, a specialty fertilizer supplying three key nutrients, potassium, magnesium and sulfate, in a single particle. Intrepid owns six active production facilities across New Mexico and Utah. Intrepid is unique in the U.S. in its utilization of low-cost solar solution mining at three of its facilities, including the recently constructed HB solar solution mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise

•	the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects

•	adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	the impact of federal, state, or local governmental regulations, including environmental and mining regulations; the enforcement of those regulations; and governmental policy changes

•	our ability to obtain any necessary governmental permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines or changes in U.S. or world agricultural production or fertilizer application rates

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•
our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements, or the total amount available to us under our credit facility is reduced, in whole or in part, because of covenant limitations

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks, uncertainties, and assumptions described in our periodic filings with the Securities and Exchange Commission

In addition, new risks emerge from time to time. It is not possible for our management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements we may make.

All information in this document speaks as of February 18, 2015. New information or events after that date may cause our forward-looking statements in this document to change. We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Gary Kohn, Investor Relations
Phone: 303-996-3024
Email: gary.kohn@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2014 AND 2013
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Sales	$98,285	$73,806	$410,389	$336,312
Less:
Freight costs	10,607	8,281	43,223	28,856
Warehousing and handling costs	3,992	3,500	13,062	13,027
Cost of goods sold	68,164	57,308	303,914	212,864
Lower-of-cost-or-market inventory adjustments	76	1,558	8,186	3,650
Gross Margin	15,446	3,159	42,004	77,915

Selling and administrative	6,947	7,716	27,223	33,768
Accretion of asset retirement obligation	406	375	1,623	1,499
Restructuring expense	—	—	1,827	—
Other (income) expense	(1,200)	54	(4,449)	1,806
Operating (Loss) Income	9,293	(4,986)	15,780	40,842

Other (Expense) Income
Interest expense, net	(1,663)	(851)	(6,232)	(1,531)
Interest income	76	144	186	524
Other income (expense)	274	5	1,077	(1,742)
Income (Loss) Before Income Taxes	7,980	(5,688)	10,811	38,093

Income Tax Expense	(2,189)	(299)	(1,050)	(15,818)
Net Income (Loss)	$5,791	$(5,987)	$9,761	$22,275

Weighted Average Shares Outstanding:
Basic	75,529,344	75,395,798	75,504,677	75,378,655
Diluted	75,644,478	75,395,798	75,630,323	75,406,727
Earnings (Loss) Per Share:
Basic	$0.08	$(0.08)	$0.13	$0.30
Diluted	$0.08	$(0.08)	$0.13	$0.30

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2014 AND 2013
(In thousands, except share and per share amounts)

	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$67,589	$394
Short-term investments	10,434	15,214
Accounts receivable:
Trade, net	28,561	20,837
Other receivables, net	3,600	7,457
Refundable income taxes	114	15,722
Inventory, net	84,094	105,011
Prepaid expenses and other current assets	4,739	5,653
Current deferred tax asset, net	3,356	8,341
Total current assets	202,487	178,629

Property, plant, equipment, and mineral properties, net	785,250	826,569
Long-term parts inventory, net	16,366	12,469
Long-term investments	11,856	9,505
Other assets, net	4,035	4,252
Non-current deferred tax asset, net	146,725	143,849
Total Assets	$1,166,719	$1,175,273

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$19,953	$27,552
Related parties	55	50
Accrued liabilities	12,483	29,845
Accrued employee compensation and benefits	12,069	9,122
Other current liabilities	2,075	2,059
Total current liabilities	46,635	68,628

Long-term debt	150,000	150,000
Asset retirement obligation	20,389	19,959
Other non-current liabilities	2,410	2,715
Total Liabilities	219,434	241,302

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares
authorized; and 75,536,741 and 75,405,410 shares
outstanding at December 31, 2014, and 2013, respectively	76	75
Additional paid-in capital	576,186	572,616
Accumulated other comprehensive loss	(28)	(10)
Retained earnings	371,051	361,290
Total Stockholders' Equity	947,285	933,971
Total Liabilities and Stockholders' Equity	$1,166,719	$1,175,273

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2014 AND 2013
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Cash Flows from Operating Activities:
Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (Loss)	$5,791	$(5,987)	$9,761	$22,275
Deferred income taxes	2,152	13,793	2,121	30,092
Items not affecting cash:
Depreciation, depletion, and accretion	20,930	17,263	80,560	61,303
Stock-based compensation	1,017	1,242	4,237	5,123
Loss on settlement of pension liabilities	—	1,872	—	1,872
Lower-of-cost-or-market inventory adjustments	76	1,558	8,186	3,650
Other	154	410	326	2,522
Changes in operating assets and liabilities:
Trade accounts receivable, net	3,998	4,557	(7,724)	10,671
Other receivables, net	2,063	911	3,857	1,668
Refundable income taxes	413	(11,218)	15,609	(12,417)
Inventory, net	(6,612)	(18,274)	8,834	(57,647)
Prepaid expenses and other assets	717	1,123	714	(150)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(8,017)	(4,005)	1,978	(2,752)
Other liabilities	(31)	(474)	(973)	(1,312)
Net cash provided by operating activities	22,651	2,771	127,486	64,898

Cash Flows from Investing Activities:
Additions to property, plant, and equipment and mineral properties	(6,445)	(64,258)	(61,770)	(250,485)
Proceeds from sale of property, plant, and equipment, and mineral properties	17	5,980	17	6,088
Purchases of investments	(20,190)	—	(20,197)	(80,235)
Proceeds from investments	779	45,530	22,326	78,193
Net cash used in investing activities	(25,839)	(12,748)	(59,624)	(246,439)

Cash Flows from Financing Activities:
Proceeds from long-term debt	—	—	—	150,000
Debt issuance costs	—	—	—	(1,032)
Employee tax withholding paid for restricted stock upon vesting	(56)	(75)	(667)	(652)
Net cash (used in) provided by financing activities	(56)	(75)	(667)	148,316

Net Change in Cash and Cash Equivalents	(3,244)	(10,052)	67,195	(33,225)
Cash and Cash Equivalents, beginning of period	70,833	10,446	394	33,619
Cash and Cash Equivalents, end of period	$67,589	$394	$67,589	$394

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2014 AND 2013

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Production volume (in thousands of tons):
Potash	254	209	859	780
Langbeinite	51	41	160	177
Sales volume (in thousands of tons):
Potash	210	167	915	692
Trio®	41	27	182	123

Gross sales (in thousands):
Potash	$80,880	$62,689	$334,323	$284,831
Trio®	17,405	11,117	76,066	51,481
Total	98,285	73,806	410,389	336,312
Freight costs (in thousands):
Potash	7,612	6,480	30,615	20,796
Trio®	2,995	1,801	12,608	8,060
Total	10,607	8,281	43,223	28,856
Net sales (in thousands)(1):
Potash	73,268	56,209	303,708	264,035
Trio®	14,410	9,316	63,458	43,421
Total	$87,678	$65,525	$367,166	$307,456

Potash statistics (per ton):
Average net realized sales price(1)	$348	$338	$332	$382
Cash operating costs(1)(2)	192	224	198	195
Depreciation and depletion	73	58	69	52
Royalties	13	14	12	13
Total potash cost of goods sold	$278	$296	$279	$260
Warehousing and handling costs	16	19	12	16
Average potash gross margin(1)	$54	$23	$41	$106

Trio® statistics (per ton):
Average net realized sales price(1)	$354	$345	$349	$352
Cash operating costs(1)	167	225	194	201
Depreciation and depletion	54	59	59	55
Royalties	18	17	17	18
Total Trio® cost of goods sold	$239	$301	$270	$274
Warehousing and handling costs	16	15	11	15
Average Trio® gross margin(1)	$99	$29	$68	$63

(1) Net sales, average net realized sales price, cash operating costs and average gross margin are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) On a per ton basis, by-product credits were $8 and $13 for the fourth quarter of 2014, and 2013, respectively. By-product credits were $1.7 million and $2.2 million for the fourth quarter of 2014, and 2013, respectively. On a per ton basis, by-product credits were $7 and $9 for the year ended December 31, 2014, and 2013, respectively. By-product credits were $6.5 million and $6.5 million for the year ended December 31, 2014, and 2013, respectively. Cash operating costs and GAAP total cost of goods sold are shown net of by-product credits.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2014 AND 2013
(In thousands, except per share amounts)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use several non-GAAP financial measures to monitor and evaluate our performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, net sales, average net realized sales price, cash operating costs, average potash and Trio® gross margin, cash flow per ton and free cash flow. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We also refer to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about our non-GAAP financial measures, including, if applicable, reconciliations of our non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are non-GAAP financial measures that are calculated as net income or earnings per diluted share adjusted for certain items that impact the comparability of results from period to period. These items include, among others, restructuring expenses and adjustments to the allowance associated with the employment-related high wage tax credits in New Mexico. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net Income (Loss)	$5,791	$(5,987)	$9,761	$22,275
Adjustments
Allowance for New Mexico employment credits(1)	(1,168)	—	(4,114)	2,811
Restructuring expense	—	—	1,827	—
Loss on settlement of pension obligation termination	—	—	—	1,871
Compensating tax refund	—	—	—	(1,705)
Calculated income tax effect(2)	467	—	915	(1,191)
Change in blended state tax rate
to value deferred income tax asset	—	(2,208)	—	(948)
Total adjustments	(701)	(2,208)	(1,372)	838
Adjusted Net Income (Loss)	$5,090	$(8,195)	$8,389	$23,113

(1) In the third quarter of 2013, we received notification that our application for certain New Mexico employment-related high wage tax credits had been denied and established an additional pre-tax, non-cash allowance of approximately $2.8 million. In 2014, Intrepid received notification from the State of New Mexico that the vast majority of the credits will be allowed and therefore reversed $4.1 million of the allowance.

(2) Assumes an annual effective tax rate of 40%.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net Income (Loss) Per Diluted Share	$0.08	$(0.08)	$0.13	$0.30
Adjustments
Allowance for New Mexico employment credits	(0.02)	—	(0.05)	0.04
Restructuring expense	—	—	0.02	—
Loss on settlement of pension obligation termination	—	—	—	0.02
Compensating tax refund	—	—	—	(0.02)
Calculated income tax effect	0.01	—	0.01	(0.02)
Change in blended state tax rate
to value deferred income tax asset	—	(0.03)	—	(0.01)
Total adjustments	(0.01)	(0.03)	(0.02)	0.01
Adjusted Net Income (Loss) Per Diluted Share	$0.07	$(0.11)	$0.11	$0.31

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income adjusted for the adjustment to the allowance associated with the employment-related high wage tax credits in New Mexico, restructuring expenses, interest expense, income tax expense, depreciation, depletion, and asset retirement obligation accretion. We consider adjusted EBITDA to be useful because it reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations. We use adjusted EBITDA to assess operating performance and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net Income (Loss)	$5,791	$(5,987)	$9,761	$22,275
Allowance for New Mexico employment credits	(1,168)	—	(4,114)	2,811
Restructuring expense	—	—	1,827	—
Interest expense	1,663	851	6,232	1,531
Income tax expense	2,189	299	1,050	15,818
Depreciation, depletion, and accretion	20,930	17,263	80,560	61,303
Total adjustments	23,614	18,413	85,555	81,463
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$29,405	$12,426	$95,316	$103,738

Net Sales and Average Net Realized Sales Price per Ton

Net sales and average net realized sales price are non-GAAP financial measures. Net sales are calculated as sales less freight costs. Average net realized sales price is calculated as net sales, divided by the number of tons sold in the period. We consider net sales and average net realized sales price to be useful because they remove the effect of transportation and delivery costs on sales and pricing. When we arrange transportation and delivery for a customer, we include in revenue and in freight costs the costs associated with transportation and delivery. However, many of our customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in our revenue and freight costs. We use net sales and average net realized sales price as key performance indicators to analyze sales and price trends. We also use net sales as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended December 31,
	2014			2013
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$80,880	$17,405	$98,285	$62,689	$11,117	$73,806
Freight costs	7,612	2,995	10,607	6,480	1,801	8,281
Net sales	$73,268	$14,410	$87,678	$56,209	$9,316	$65,525

Divided by:
Tons sold (in thousands)	210	41		167	27
Average net realized sales price per ton	$348	$354		$338	$345

	Year Ended December 31,
	2014			2013
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$334,323	$76,066	$410,389	$284,831	$51,481	$336,312
Freight costs	30,615	12,608	43,223	20,796	8,060	28,856
Net sales	$303,708	$63,458	$367,166	$264,035	$43,421	$307,456

Divided by:
Tons sold (in thousands)	915	182		692	123
Average net realized sales price per ton	$332	$349		$382	$352

Cash Operating Costs per Ton

Cash operating costs per ton is a non-GAAP financial measure that is calculated as total cost of goods sold divided by the number of tons sold in the period and then adjusted to exclude per-ton depreciation, depletion, and royalties. Total cost of goods sold is reported net of by-product credits and does not include warehousing and handling costs. We consider cash operating costs to be useful because it represents our core, per-ton costs to produce potash and Trio®. We use cash operating costs as an indicator of performance and operating efficiencies and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended December 31,
	2014			2013
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$58,463	$9,701	$68,164	$49,177	$8,131	$57,308
Divided by sales volume (in thousands of tons)	210	41		167	27
Cost of goods sold per ton	$278	$239		$296	$301
Less per-ton adjustments
Depreciation and depletion	$73	$54		$58	$59
Royalties	13	18		14	17
Cash operating costs per ton	$192	$167		$224	$225

	Year Ended December 31,
	2014			2013
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$254,752	$49,162	$303,914	$179,207	$33,657	$212,864
Divided by sales volume (in thousands of tons)	915	182		692	123
Cost of goods sold per ton	$279	$270		$260	$274
Less per-ton adjustments
Depreciation and depletion	$69	$59		$52	$55
Royalties	12	17		13	18
Cash operating costs per ton	$198	$194		$195	$201

Average Potash and Trio® Gross Margin and Cash Flow per Ton

Average potash and Trio® gross margin and cash flow per ton are non-GAAP financial measures. Average gross margin per ton is calculated by subtracting the sum of per ton total cost of goods sold and per ton warehousing and handling costs from the average net realized sales price. Cash flow per ton is calculated by adding depreciation and depletion to average gross margin. We believe these measures are useful because they represent the average margin and cash flow we realize on each ton of potash and Trio® sold. The reconciliations of average potash and Trio® net realized sales price to GAAP sales is set forth separately above under the heading “Net Sales and Average Net Realized Sales Price per Ton.”

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Potash
Average potash net realized sales price	$348	$338	$332	$382
Less total potash cost of goods sold	278	296	279	260
Less potash warehousing and handling costs	16	19	12	16
Average potash gross margin per ton	$54	$23	$41	$106
Depreciation and depletion	73	58	69	52
Cash flow per ton	$127	$81	$110	$158

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Trio®
Average Trio® net realized sales price	$354	$345	$349	$352
Less total Trio® cost of goods sold	239	301	270	274
Less Trio® warehousing and handling costs	16	15	11	15
Average Trio® gross margin per ton	$99	$29	$68	$63
Depreciation and depletion	54	59	59	55
Cash flow per ton	$153	$88	$127	$118

Free Cash Flow

Free cash flow is a non-GAAP financial measure that is calculated as net cash provided by operating activities less cash paid for capital expenditures. We consider free cash flow to be a useful measure of liquidity because it indicates cash generated by normal business operations, including capital expenditures. Free cash flow does not represent cash available for discretionary expenditures because we have non-discretionary obligations, such as debt service obligations, that are not deducted from this measure.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net cash provided by operating activities	22,651	2,771	127,486	64,898
Less cash paid for additions to property, plant, equipment and mineral properties	(6,445)	(64,258)	(61,770)	(250,486)
Free cash flow	16,206	(61,487)	65,716	(185,588)